Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Announces Revisions to its Q4 2012 Revenue Guidance

Tuesday, January 08, 2013

HAYWARD, Calif., January 8, 2013 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, announced today its revised revenue estimate for the fourth quarter of 2012, representing a decrease from its previously issued guidance. The Company now expects revenue of approximately $88.5 million to $90 million, a decrease from guidance of $94 million to $99 million issued on October 22, 2012.

The Company expects to release its fourth quarter and full year’s operating results for 2012 and its revenue and earnings per share guidance for its first quarter of 2013 on February 19, 2013.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to fourth quarter 2012 revenue. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 30, 2011 and our quarterly reports on Form 10-Q for the quarters ended March 30, 2012, June 29, 2012 and September 28, 2012 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704